UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2018

CARVANA CO.
(Exact name of registrant as specified in its charter)

Delaware	001-38073	81-4549921
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1930 W. Rio Salado Parkway
Tempe, Arizona 85281
(Address of principal executive offices, including zip code)

(480) 719-8809
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

Issuance of Senior Notes due 2023

On September 21, 2018 (the “Closing Date”), Carvana Co. (the “Issuer”) issued $350,000,000 of its 8.875% Senior Notes due 2023 (the “Notes”). The offering and sale of the Notes were made only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes were newly issued under an indenture (the “Indenture”), dated as of September 21, 2018, entered into by and among the Issuer, each of the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”).

Interest and Maturity

The Notes will accrue interest at a rate of 8.875% per annum, payable in cash semi-annually, in arrears, on April 1 and October 1 of each year, beginning on April 1, 2019. The Notes will mature on October 1, 2023, unless earlier repurchased or redeemed.

Guarantees, Security and Ranking

The Notes are guaranteed on a senior unsecured basis by the Issuer’s existing domestic restricted subsidiaries (the “Guarantors”). The Notes are the Issuer’s and the Guarantors’ senior unsecured obligations. The Notes and the guarantees rank equally in right of payment with all of the Issuer’s and the Guarantors’ existing and future senior indebtedness. The Notes and the guarantees rank effectively junior to all of the Issuer’s and the Guarantors’ secured obligations to the extent of the value of the collateral securing such obligations. The Notes and the guarantees rank senior in right of payment to any of the Issuer’s and the Guarantors’ future indebtedness that is expressly subordinated to the Notes or guarantees. The Notes and the guarantees would rank structurally junior to any indebtedness and other liabilities of the Issuer’s subsidiaries that are not Guarantors of the Notes.

Redemption

The Issuer may redeem some or all of the Notes on or after October 1, 2020 at the redemption prices set forth in the Indenture plus accrued and unpaid interest, if any, to the date of redemption. Prior to October 1, 2020, the Issuer may redeem up to 35.0% of the aggregate principal amount of the Notes at a redemption price equal to 108.875%, together with accrued and unpaid interest, if any, to, but not including, the date of redemption, with the net cash proceeds of certain equity offerings. In addition, the Issuer may, at its option, redeem some or all of the Notes prior to October 1, 2020, by paying a make-whole premium, plus accrued and unpaid interest, if any, to, but not including, the date of redemption. If the Issuer experiences certain change of control events, it will make an offer to purchase all of the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Restrictive Covenants

The Indenture contains restrictive covenants that limit the ability of the Issuer and the Issuer’s restricted subsidiaries to, among other things: incur additional debt or issue preferred stock; create liens; create restrictions on the Issuer’s subsidiaries’ ability to make payments to the Issuer; pay dividends and make other distributions in respect of the Issuer’s and its restricted subsidiaries’ capital stock; redeem or repurchase the Issuer’s capital stock or prepay subordinated indebtedness; make certain investments or certain other restricted payments; guarantee indebtedness; designate unrestricted subsidiaries; sell certain kinds of assets; enter into certain types of transactions with affiliates; and effect mergers or consolidations. These covenants are subject to important exceptions and qualifications set forth in the Indenture. Certain of these covenants will be suspended if the Notes are assigned an investment grade rating from any two of Fitch Ratings, Inc., Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred and is continuing.

The Issuer intends to contribute its net proceeds from the sale of the Notes to its wholly owned subsidiary, Carvana Co. Sub LLC, that will in turn use such net proceeds to purchase newly-issued preferred units of Carvana Group, LLC at a price per unit based on the offering price of the Notes before deducting issuance costs. In turn, Carvana Group, LLC intends to use the net proceeds for general corporate purposes, including funding working capital, capital expenditures, operating expenses and the selective pursuit of business development opportunities, including to expand its current business through acquisitions of, or investments in, other businesses, products or technologies.

The Notes and the related guarantees have not been and will not be registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

The foregoing description of the Indenture and the Notes are qualified in their entirety by reference to the complete text of the agreements filed, respectively, as Exhibits 4.1 and 4.2 hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of September 21, 2018, among Carvana Co., each of the guarantors party thereto and U.S. Bank National Association, as trustee.

4.2	Form of 8.875% Note due 2023 (included as Exhibit A to Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 21, 2018	CARVANA CO.

		By:	/s/ Paul Breaux
		Name:	Paul Breaux
		Title:	General Counsel, Vice President and Secretary